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                                                                    EXHIBIT 23.1


                       INDEPENDENT AUDITORS' CONSENT AND
                     REPORT ON FINANCIAL STATEMENT SCHEDULE


The Board of Directors
Daleen Technologies, Inc.

The audits referred to in our report dated May 10, 1999 except as to note 2 and the third paragraph of note 9 which are as of June 30, 1999 and the last paragraph of note 1(m) which is as of August 16, 1999, included the related financial statement schedule for each of the years in the three-year period ended December 31, 1998, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the use of our reports included herein and to the references to our firm under the headings "Experts" and "Selected Consolidated Financial Data" in the prospectus.

KPMG LLP



Miami, Florida
September 2, 1999